Exhibit 99.1

INVESTOR CONTACT:
Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

Location Based Technologies to Present at 8th Annual Fall Growth Stock Conference
Hosted by Security Research Associates, Inc.

IRVINE, Calif.,  October 25, 2012 -- Location Based Technologies, Inc. (OTCBB:LBAS) a leading service provider of Consumer (personal, pet and vehicle) and Commercial GPS location solutions, today announced that Dave Morse, Chief Executive Officer, will be presenting at the 8th Annual Fall Growth Stock Conference hosted by Security Research Associates, Inc.  The conference will be held on Tuesday, October 30th, 2012 at the Ritz Carlton Hotel in San Francisco.  Mr. Morse will begin his presentation at 11:00am PDT.

Conference attendees will include a select group of institutional portfolio managers and analysts, and will feature CEO’s and CFO’s from some of the fastest growing companies in the technology sector. To arrange a one-on-one meeting with management please contact LBT investor relations at investor@locationbasedtech.com. A copy of the presentation will be available at http://www.locationbasedtech.com/investor-relations/company-background/.

About Security Research Associates, Inc.

Security Research Associates, Inc. (SRA) was founded in San Francisco in 1980 and, today, offers investment banking and M&A services as well as institutional brokerage services.  A boutique firm by design, SRA works with a select group of portfolio managers from around the country and focuses on technology and life science companies in the micro and small cap arenas.  For more information about SRA see their web site at www.sracap.com or call at 415-590-4333.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies, headquartered in Irvine, CA, designs and develops leading-edge A-GPS location devices and customizable services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. Visit the website, www.locationbasedtech.com, for more information on asset tracking solutions and www.pocketfinder.com for personal and pet locator devices from PocketFinder.

Location Based Technologies, Inc. and PocketFinder are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

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